EXHIBIT 8.2

September 27, 2007

Pogo Producing Company

5 Greenway Plaza, Suite 2700

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Pogo Producing Company, a Delaware corporation (the “Company”), in connection with the preparation and filing of Registration Statement No. 333-145617 on Form S-4, as amended (the “Registration Statement”), filed by Plains Exploration & Production Company, a Delaware corporation (“Parent”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the merger (the “Merger”) of the Company with and into PXP Acquisition LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger dated July 17, 2007 (the “Merger Agreement”), by and among the Company, Parent, and Merger Sub.

At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.2 to the Registration Statement. In arriving at the opinion expressed below, we have examined and relied upon the Merger Agreement, the joint proxy statement/prospectus which is included in the Registration Statement (the “Proxy Statement/Prospectus”), oral or written statements and representations of officers and other representatives of the Company, Parent, and Merger Sub, and such other records and documents as in our judgment are necessary or appropriate to enable us to provide this opinion. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Subject to the limitations, qualifications, and assumptions set forth herein and in the Joint Proxy Statement/Prospectus, we hereby confirm the opinion of Baker Botts L.L.P. which is attributed to us in the discussion of the United States federal income tax consequences appearing under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus (the “Discussion”). We note that some of the conclusions in the Discussion are, as described in the Discussion, premised on the provision by us and by Andrews Kurth LLP of opinions shortly before the Merger that (i) the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) each of Parent and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code.

Our opinion is based and conditioned upon the initial and continuing accuracy of the statements, representations and assumptions set forth in the Merger Agreement, the Proxy Statement/Prospectus, oral or written statements and representations of officers and other

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representatives of the Company, Parent, and Merger Sub, and the other records and documents referred to above. This opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein.

Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of any change in fact, circumstances, or law after such time as the Registration Statement is declared effective which may alter, affect, or modify our opinion. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely, /s/ BAKER BOTTS L.L.P.